Exhibit 10.4

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made and entered into as of September 12, 2006, by and between Spectre Gaming, Inc., a Minnesota corporation (the “Company”), and Russell C. Mix (“Mix”). The parties have previously entered into that certain Stock Option Agreement dated on or about March 22, 2004 (the “Prior Agreement”), pursuant to which the Company granted Mix options to purchase up to 600,000 shares of the Company’s common stock at $1.50 per share. The Prior Agreement will be terminated pursuant to a Separation and Release Agreement in final form mutually acceptable to the parties.

Now, Therefore, the parties hereby agree as follows:
1.  Grant of Option. The Company hereby grants Mix an option, hereinafter referred to as the “Option,” to purchase up to 450,000 shares of Company’s common stock (the “Option Shares”). The entire Option shall be vested as of the date on which the parties execute and deliver the above-referenced Separation and Release Agreement.

2.  Purchase Price. The purchase price of the Option Shares covered by the Option shall be One Dollar and No/100 ($1.00) per Option Share.

3.  Term of Option. The Option shall be exercisable for a period of two years from the date of this Agreement; provided, however, that the Option shall immediately terminate upon Mix’s violation of the provisions of Section 7 of the Separation Agreement. Upon the expiration or termination of the Option as set forth above, the Option shall become null and void.

4.  Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company. Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which the Option is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full purchase price of such Option Shares, in which event the Company shall deliver one or more certificates representing such Option Shares as soon as practicable after the notice and payment therefor shall have been received; or (b) fix a date not less than five nor more than ten business days from the date such notice shall be received by the Company for the payment of the full purchase price of such Option Shares, at which time the Company shall make delivery of one or more certificates representing the purchased Option Shares. Payment of such purchase price may take the form of cash, shares of stock of the Company (the total market value of which equals the total purchase price), or any combination of cash and shares of the Company, the total market value of which equals the total purchase price. Any such notice shall be deemed given when received by the Company at its principal place of business. All Option Shares purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable shares of Company capital stock. Notwithstanding anything in this Agreement to the contrary, the Option may not be exercised at any time after the Company’s delivery to Mix of a written notice that he is in violation of the provisions of Section 7 of the Separation Agreement.

5.  Rights of Option Holder. Mix, as holder of the Option, shall not have any of the rights of a shareholder with respect to the Option Shares covered by the Option except to the extent that one or more certificates for such Option Shares shall be delivered to him upon the due exercise of all or any part of the Option.

6.  Limited Transferability. The Option shall not be transferable (except, in the event of the Mix’s death, by will or the laws of descent and distribution to the limited extent provided in this Agreement) or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights by any participant. Notwithstanding the preceding sentence, the Option may be transferred by the holder thereof to family members, trusts or charities, or to an affiliate controlled by him. During Mix’s lifetime, the Option may be exercised only by him, by his guardian or legal representative or by the transferees permitted by the preceding sentence. Except as set forth above, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

7.  General. The Option is a non-qualified stock option, and is subject to the terms and conditions of the Company’s 2004 Stock Option Plan. The Company shall at all times during the term of the Option reserve and keep available such number of Option Shares as will be sufficient to satisfy the requirements of this Agreement.

In Witness Whereof, the undersigned have executed this Agreement to be effective as of the date first written above.

SPECTRE GAMING, INC.:

By	/s/ D. Bradly Olah
D. BRADLY OLAH, President

/s/ Russell C. Mix
RUSSELL C. MIX